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Exhibit 23.1  Consent of PricewaterhouseCoopers LLP

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Datalink Corporation for the year ended December 31, 1998 of our reports dated March 4, 1999, except as to the information contained in Note 11 for which the date is July 15, 1999, included in its Registration Statement on Form S-1 (No. 333-55935) dated July 16, 1999 relating to the consolidated financial statements and financial statements schedule for the three years ended December 31, 1998 listed in Part II, Item 8 of this Annual Report on Form 10-K. We also consent to the incorporated references to us under the heading "Item 6 -- Selected Financial Data" in this Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
July 16, 1999